Exhibit 11




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post Effective Amendment No. 21 to the Registration Statement of AARP Cash Investment Funds on Form N-1A of our report dated November 7, 1995 relating to the financial statements and financial highlights of AARP Cash Investment Funds which is comprised of AARP High Quality Money Fund, AARP Income Trust which is comprised of AARP GNMA and U.S. Treasury Fund and AARP High Quality Bond Fund, AARP Tax Free Income Trust which is comprised of AARP High Quality Tax Free Money Fund and AARP Insured Tax Free General Bond Fund and AARP Growth Trust which is comprised of AARP Balanced Stock and Bond Fund, AARP Growth and Income Fund and AARP Capital Growth Fund which appear in the Annual Report to Shareholders for the year ended September 30, 1995, which is incorporated by reference in such Statement of Additional Information. We further consent to the references to us under the headings "Experts" in the Statement of Additional Information and "Financial Information" in the Prospectus constituting part of this Post Effective Amendment No. 21.



/s/Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
January 17, 1996